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                                                                    EXHIBIT 10.b

                      SECOND AMENDMENT TO HUFFY CORPORATION
                           1998 RESTRICTED SHARE PLAN

WHEREAS, pursuant to Section 8 of the Huffy Corporation 1998 Restricted Share Plan (the "Plan"), the Board of Directors of Huffy Corporation (the "Company") retained the authority to amend the Plan; and

WHEREAS, approval for such amendment was adopted by the Compensation Committee of the Company on February 10, 2003, and by the Board of Directors of the Company on February 11, 2003;

NOW, THEREFORE, the Plan shall be amended as follows:

1. Definitions. All capitalized terms herein, unless otherwise specifically defined in this Amendment, shall have the meanings given to them in the Plan.

2. Amendment. Section 6.11 is hereby added to the Plan to read as set forth below:

                  6.11 Grant of Cash Payment in Lieu of Restricted Shares. Notwithstanding any contrary provision of the Plan, the Committee may, in its discretion, award a cash benefit to a Recipient in lieu of all or a part of any grant of Restricted Shares which would otherwise be provided to the Recipient under Section 6.1. Any such cash benefit shall be fully vested at the time that such Recipient has a fully vested accrued benefit under the Huffy Corporation Retirement Plan. Any such cash benefit which is vested shall be payable to the Recipient, less any applicable withholding taxes, at the same time at which Restricted Shares would otherwise have been granted to the Recipient pursuant to the terms of the Plan. The offset benefit shall be computed in a comparable manner to that for a grant of Restricted Shares. The payment of any such cash benefit which has not become vested shall be deferred until the Recipient has earned a fully vested accrued benefit under the Huffy Corporation Retirement Plan. Such deferred cash benefit shall not be credited with interest or investment earnings during the period of the deferral, and shall constitute an unfunded and unsecured claim by the Recipient against the general assets of the Sponsor.

3. Effective Date and Affirmation. This Amendment shall be effective as of April 1, 2003. Except as amended hereby, the Plan remains unchanged and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of March 31, 2003.

                                        HUFFY CORPORATION

                                        By:  /s/ Nancy A. Michaud
                                             ------------------------------
                                             Nancy A. Michaud
                                             Vice President - General
                                             Counsel and Secretary